                                               Filing Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-111797


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 15, 2004)

                                  COMMON STOCK

                                XATA CORPORATION


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

SECURITIES OFFERED TO THE PUBLIC BY THE SELLING STOCKHOLDERS

The table below lists the selling security holders and other information regarding the beneficial ownership of the common stock by each of the selling security holders. The second column lists, for each selling security holder, the number of shares of common stock held by such security holder or issuable (pursuant to options or warrants) to such security holder within 60 days of July 28, 2004. The third column lists the shares offered by each selling security holder. The selling security holders may sell all, some, or none of their shares in this offering. The fourth column shows the ownership of each selling stockholder, assuming sale of all shares offered by such stockholder. See "Plan of Distribution."

Name and Address(1) of Selling        Shares Beneficially Owned    Shares to be Offered by     Shares Beneficially
Stockholder                             Prior to the Offering      the Selling Stockholder   Owned After the Offering
------------------------------       --------------------------    -----------------------   ------------------------
                                         Number      Percentage                                Number     Percentage
                                     -------------   ----------                              ----------   -----------
Trident Capital Fund-V, L.P.         1,849,606 (2)      21.1                 All                None          -0-

Trident Capital Fund-V Affiliates      10,724 (2)         *                  All                None          -0-
Fund, L.P.

Trident Capital Fund-V Affiliates      10,231 (2)         *                  All                None          -0-
Fund (Q), L.P.

Trident Capital Fund-V Principals      53,400 (2)         *                  All                None          -0-
Fund, L.P.

Trident Capital Parallel Fund-V,      140,168 (2)        2.0                 All                None          -0-
C.V.

Cherry Tree Securities LLC             16,326 (3)         *                  All                None          -0-
(4)(5)(6)

Charles J. and Leslie A. Gorman        16,327 (3)         *                  All                None          -0-
1996 Charitable Trust U/A Dtd
June 2, 1996 (5)(6)

Weber Capital Partners, LP              130,612           *                  All                None          -0-
                                       (3)(7)(8)

-------------------------
* Less than 1%.

(1) The address of all Trident entities is c/o Trident Capital, Inc., 505 Hamilton Avenue, Suite 200, Palo Alto, CA 94301. The address of the Charles
     J. and Leslie A. Gorman 1996 Charitable Trust and Cherry Tree Securities, LLC ("CTS") is 301 Carlson Parkway, Suite 103, Minnetonka, MN 55305. The address of Weber Capital Partners, LP is 340 Pine Street, Suite 300, San Francisco, CA 94104.

(2) Consists of shares of common stock issuable upon conversion of preferred stock and upon exercise of warrants. Christopher P. Marshall, a managing director of Trident Capital, Inc., has voting and dispositive power over all shares.

(3)  Consists of shares issuable upon exercise of placement agent warrants.

(4) Gordon Stofer, managing director of CTS, has voting and dispositive power over all shares held by CTS.

(5) CTS is a securities broker-dealer registered with the SEC and various state commissions and is a member of the National Association of Securities Dealers, Inc. Charles Gorman, a settlor and income beneficiary of the Charles J. and Leslie A. Gorman 1996 Charitable Trust, is an employee and registered person of CTS.

(6) Ron Hume is the sole trustee of the Charles J. and Leslie A. Gorman 1996 Charitable Trust and has voting and dispositive power over all shares held by the Trust.

(7) The warrants were acquired by Weber Capital Partners, LP from the original holders by assignment.

(8) Eugene M. Weber, the managing member of Weber Capital Management, LLC, the general partner of Weber Capital Partners, LP, has voting and dispositive power over all shares held by Weber Capital Partners, LP.

MARKET FOR OUR COMMON STOCK

         On July 27, 2004, the last reported sales price of our common shares on the Nasdaq SmallCap Market was $5.50 per share. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "XATA."

         As of July 27, 2004, we have 7,188,807 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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             The date of this prospectus supplement is July 28, 2004




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